Exhibit 99.1

Sabre Announces $100 Million Share Repurchase Program

SOUTHLAKE, Texas - November 3, 2016 - Sabre Corporation (NASDAQ: SABR) today announced that its Board of Directors has approved a share repurchase program to purchase up to an aggregate of $100 million of shares of Sabre’s common stock. The program will expire on December 31, 2016.

"With leverage near the bottom of our targeted range and expectations for continued strong growth in free cash flow, we believe the return of capital through an opportunistic share repurchase program represents an attractive opportunity to enhance long-term shareholder value," said Rick Simonson, Sabre's chief financial officer.

Repurchases under the program may take place in the open market or privately negotiated transactions, including but not limited to accelerated share repurchase transactions, derivative transactions and under Rule 10b5-1 plans.

Forward-Looking Statements

Any statements herein regarding Sabre that are not historical or current facts are forward-looking statements. These forward-looking statements convey Sabre’s current expectations or forecasts of future events. Forward-looking statements regarding Sabre involve known and unknown risks, uncertainties and other factors that may cause Sabre’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors,” “Forward-Looking Statements” and “Cautionary Note Regarding Forward-Looking Statements” sections of Sabre’s quarterly report on Form 10-Q for the period ended September 30, 2016, its annual report on Form 10-K for the year ended December 31, 2015, and any of Sabre’s other applicable filings with the Securities and Exchange Commission. Unless required by law, Sabre undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date hereof.

About Sabre
Sabre Corporation is the leading technology provider to the global travel industry. Sabre’s software, data, mobile and distribution solutions are used by hundreds of airlines and thousands of hotel properties to manage critical operations, including passenger and guest reservations, revenue management, flight, network and crew management. Sabre also operates a leading global travel marketplace, which processes more than US$120 billion of global travel spend annually by connecting travel buyers and suppliers. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world.
Contacts:

Media Tim Enstice +1-682-605-6162 tim.enstice@sabre.com	Investors Barry Sievert sabre.investorrelations@sabre.com